(d)(1)(x)

[Directed Services LLC]

March 14, 2014

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated March 14, 2014, we have agreed to waive a portion of the investment management fee payable to us under the Investment Management Agreement dated May 7, 2013 between Directed Services LLC and ING Partners, Inc., as amended (the “Agreement”), with respect to ING Invesco Equity and Income Portfolio (the “Portfolio”), a series of ING Partners, Inc., in the amount of 0.01% per annum.  By this letter, we agree to waive that fee for the period from the close of business on March 14, 2014 through May 1, 2016.

Directed Services LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of ING Partners, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President